Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Record 2008 Results
Full Year Highlights:
•	Reports record results for 2008 in every metric

•	Distributable cash flow increased 37% from 2007 to $212.7 million

•	Revenues increased 36% to $291.7 million

•	Net income attributable to limited partners rose 58% to $127.9 million

•	Net income per unit rose 56% to $1.97 per unit

•	Distributions attributable to 2008 increased 10% over 2007 to $2.07
Fourth Quarter Highlights:
•	Distributable cash flow increased 36% from 4Q07 to $66.5 million

•	Revenues increased 32% to $75.8 million

•	Net income attributable to limited partners rose 63% to $36.0 million

•	Net income per unit improved 57% to $0.55

•	Distribution increased for twenty-second consecutive quarter to $0.535 per unit
HOUSTON, February 12, 2009 — Natural Resource Partners L.P. (NYSE:NRP) today reported record results in all metrics for 2008. Distributable cash flow, a non-GAAP measure, rose 37% in 2008 to $212.7 million from the $154.8 million reported for 2007. A reconciliation of distributable cash flow to net cash provided by operating activities is provided in the tables attached. Net income attributable to the limited partners increased 58% to $127.9 million for 2008, compared to $81.0 million for 2007. Net income per unit increased 56% to $1.97 per unit in 2008 compared to 2007.
For the fourth quarter 2008, the partnership reported $66.5 million of distributable cash flow, an increase of 36% over the fourth quarter 2007. Net income attributable to the limited partners increased 63% to $36.0 million over the fourth quarter 2007. Net income per unit for the fourth quarter increased to $0.55 per unit from $0.35 per unit in the fourth quarter of 2007.

NRP Reports Record 2008 Results	Page 2 of 10
“Our lessees performed well for us in 2008, leading to record results for NRP,” said Nick Carter, President and Chief Operating Officer of Natural Resource Partners L.P. “Although the industry has seen drops in demand and pricing for metallurgical coal over the last few months, our lessees have approximately 90% of their steam coal under contract for 2009, in most cases at prices higher than 2008. As reported in our 2009 guidance released last month, in spite of the downturn in the economy, NRP anticipates that 2009 revenues will exceed our 2008 revenues.”
Capital Markets and Liquidity
NRP had approximately $90 million of cash available at the end of the year and has nominal capital expenditures other than acquisitions. In the guidance issued in late January, NRP forecasted generating excess cash in 2009 over its current distribution rate, which cash can be used for increasing the distribution, for additional acquisitions or for principal reduction of its credit facility. NRP currently does not have any need to raise capital through the equity markets and following the acquisition announced in late January, the partnership has approximately $109 million available under its existing credit facility, which does not expire until 2012.
“With our year-end cash balance, our currently forecasted 2009 distribution coverage ratio, credit ratios well within our debt covenants, and amortizing debt with no immediate need to refinance, NRP has the financial flexibility to take advantage of opportunities that may arise in this difficult economic climate,” said Dwight Dunlap, Chief Financial Officer.
Distributions
As announced on January 21, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.535 per unit, an increase of $0.01 per unit. This increase represented a 10% increase over the same period last year and a 2% increase over the third quarter 2008 distribution. This was the twenty-second consecutive quarterly increase in the distribution.

	Quarterly Highlights
	4Q08	3Q08	4Q07
	(in thousands except per ton and per unit)
Coal production:	15,073	14,935	15,442
Coal royalty revenues:	$58,749	$58,323	$45,259
Average coal royalty revenue per ton:	$3.90	$3.91	$2.93
Total revenues:	$75,822	$76,196	$57,315
Net income to limited partners:	$36,012	$35,505	$22,142
Average units outstanding in quarter:	64,891	64,891	64,891
Net income per unit:	$0.55	$0.55	$0.35
Distributable cash flow:	$66,502	$53,965	$48,916

NRP Reports Record 2008 Results	Page 3 of 10
Fourth Quarter 2008 versus Third Quarter 2008
While there were modest fluctuations both up and down in several categories, overall the fourth quarter results were in line with the third quarter. The partnership reported net income per limited partner unit of $0.55, equal to the third quarter. Total expenses declined by approximately $1.7 million mainly due to depletion on lower cost properties and a decrease in the accrual for the partnership’s long-term incentive plan.
Full Year and Fourth Quarter Results
Revenues
Full Year
Total revenues for the full year 2008 rose 36% over 2007 to a record $291.7 million with significant increases in coal royalty revenues, coal processing and transportation fees and override royalties as well as increases in oil and gas royalties and aggregates.
Coal royalty revenues increased $54.9 million, or 32%, over a year ago due to a 6% increase in production and a 25% increase in average royalty revenue per ton. Coal processing and transportation fees more than doubled over the full year last year, increasing to $20.4 million from $8.8 million in 2007 as additional throughput occurred at several properties as well as higher prices for coal processing. Overriding royalties nearly tripled to $11.3 million from $3.8 million due to both increased production and higher prices on override properties. In addition, oil and gas royalties increased by 61% to $7.9 million while aggregate royalties increased 23% to $9.1 million.
Metallurgical coal accounted for 30% of NRP coal royalty revenues and 22% of its production for the full year 2008.
Fourth Quarter
Total revenues increased to $75.8 million or 32% over the fourth quarter 2007 due primarily to increases in coal royalty revenues. Coal royalty revenues increased 30% over the fourth quarter of 2007 to $58.7 million primarily due to a 33% increase in the average royalty revenue per ton.
Average coal royalty revenue per ton increased $0.97 to $3.90. The most dramatic increase occurred in Appalachia, where NRP experienced a $1.27 increase per ton, or 40% due to improvements in realizations for both steam coal and met coal. The Illinois Basin also experienced a 29% increase to $2.78 over the fourth quarter of 2007.
Coal processing and transportation fees more than doubled to $6.5 million, up from $3.1 million in the fourth quarter of 2007, mainly due to additional transportation fees in the Illinois Basin, as well as a 6% increase in throughput and higher prices for production processed through the preparation plants in the fourth quarter 2008 versus the fourth quarter 2007. In addition, override royalties more than quadrupled to $3.7 million due to additional production as well as increases in realizations per ton, while oil and gas royalties more than doubled largely due to price increases but also from small production increases.

NRP Reports Record 2008 Results	Page 4 of 10
Expenses
Full Year
Total expenses for 2008 increased $8.0 million over the same period last year to $94.7 million. This rise was due to an increase in depreciation, depletion and amortization expense of $12.9 million due to a increased production coming primarily from properties with higher depletion rates per ton. Offsetting these increases was a reduction of approximately $6.1 million in general and administrative expenses due to declines in the long-term incentive plan accruals as a result of the drop in NRP’s unit price this year.
Fourth Quarter
Total expenses decreased $1.2 million in the fourth quarter of 2008 when compared to the same period last year, due to modestly higher depreciation, depletion and amortization offset by a $3.0 million decrease in general and administrative expenses due to reductions in accruals under the partnership’s incentive compensation plan.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

NRP Reports Record 2008 Results	Page 5 of 10
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
09-03
-Financial statements follow-

NRP Reports Record 2008 Results	Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$5,236	$5,600	$17,074	$16,664
Central	38,467	29,571	156,109	117,820
Southern	5,142	4,156	19,839	17,832

Total Appalachia	$48,845	$39,327	$193,022	$152,316
Illinois Basin	6,701	3,022	21,695	7,963
Northern Powder River Basin	3,203	2,910	11,533	11,064

Total	$58,749	$45,259	$226,250	$171,343

Coal royalty production (tons):
Appalachia
Northern	1,363	2,395	5,799	7,270
Central	8,537	8,813	35,967	35,835
Southern	1,034	1,089	4,273	4,603

Total Appalachia	10,934	12,297	46,039	47,708
Illinois Basin	2,414	1,402	8,313	3,709
Northern Powder River Basin	1,725	1,743	6,218	5,815

Total	15,073	15,442	60,570	57,232

Average royalty revenue per ton:
Appalachia
Northern	$3.84	$2.34	$2.94	$2.29
Central	4.51	3.36	4.34	3.29
Southern	4.97	3.82	4.64	3.87
Total Appalachia	4.47	3.20	4.19	3.19
Illinois Basin	2.78	2.16	2.61	2.15
Northern Powder River Basin	1.86	1.67	1.85	1.90

Combined average royalty revenue per ton	$3.90	$2.93	$3.74	$2.99

Aggregates:
Royalty revenues	$1,243	$1,485	$6,275	$6,778
Aggregate royalty bonus	$300	$164	$2,844	$656
Production	915	1,242	4,791	5,698
Average base royalty per ton	$1.36	$1.20	$1.31	$1.19

NRP Reports Record 2008 Results	Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Coal royalties	$58,749	$45,259	$226,250	$171,343
Aggregate royalties	1,544	1,649	9,119	7,434
Coal processing fees	3,083	1,420	8,781	4,824
Transportation fees	3,463	1,678	11,656	3,984
Oil and gas royalties	2,323	1,006	7,902	4,930
Property taxes	2,040	2,449	9,800	10,285
Minimums recognized as revenue	64	253	1,257	1,951
Override royalties	3,689	800	11,327	3,794
Other	867	2,801	5,573	6,440

Total revenues	75,822	57,315	291,665	214,985
Operating costs and expenses:
Depreciation, depletion and amortization	15,405	14,067	64,254	51,391
General and administrative	1,151	4,168	13,922	20,048
Property, franchise and other taxes	2,989	2,995	13,558	13,613
Transportation costs	456	149	1,416	298
Coal royalty and override payments	569	422	1,508	1,336

Total operating costs and expenses	20,570	21,801	94,658	86,686

Income from operations	55,252	35,514	197,007	128,299
Other income (expense)
Interest expense	(7,020)	(7,106)	(28,356)	(28,690)
Interest income	231	651	1,355	2,890

Net income	$48,463	$29,059	$170,006	$102,499

Net income attributable to:
General partner	$8,433	$4,303	$28,318	$14,315

Holders of incentive distribution rights	$4,018	$2,614	$13,756	$7,216

Limited partners	$36,012	$22,142	$127,932	$80,968

Basic and diluted net income per limited partner unit:	$0.55	$0.35	$1.97	$1.26

Weighted average number of units outstanding:	64,891	64,891	64,891	64,505

NRP Reports Record 2008 Results	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$48,463	$29,059	$170,006	$102,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,405	14,067	64,254	51,391
Non-cash interest charge	12	117	278	443
Loss from disposition of assets	1	(1,236)	33	(1,236)
Change in operating assets and liabilities:
Accounts receivable	6,708	2,364	(4,586)	(5,270)
Other assets	(714)	(705)	178	178
Accounts payable and accrued liabilities	(1,931)	(247)	(1,484)	(464)
Accrued interest	3,342	2,596	143	2,430
Deferred revenue	479	4,825	4,468	15,632
Accrued incentive plan expenses	(2,535)	603	(3,041)	465
Property, franchise and other taxes payable	1,583	1,781	(293)	2,085

Net cash provided by operating activities	70,813	53,224	229,956	168,153

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(5,500)	(33,891)	(5,500)	(58,124)
Acquisition or construction of plant and equipment	(616)	(860)	(10,568)	(16,695)
Proceeds from sale of assets	—	1,425		1,425
Cash placed in restricted account	6,240	—	6,240	(6,240)

Net cash used in investing activities	124	(33,326)	(9,828)	(79,634)

Cash flows from financing activities:
Proceeds from loans	—	23,000	—	285,400
Deferred financing costs	—	—	—	(1,292)
Repayments of loans	1	—	(17,234)	(235,942)
Distributions to partners	(45,422)	(38,934)	(171,307)	(147,033)
Contributions by general partner	—	—	—	2,645

Net cash used in financing activities	(45,421)	(15,934)	(188,541)	(96,222)

Net increase or (decrease) in cash and cash equivalents	25,516	3,964	31,587	(7,703)
Cash and cash equivalents at beginning of period	64,412	54,377	58,341	66,044

Cash and cash equivalents at end of period	$89,928	$58,341	$89,928	$58,341

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,556	$4,392	$27,735	$25,771

Non-cash investing activities:
Equity issued in business combinations	$—	$—	$—	$330,064

Assets contributed by general partner in a business combination				4,422
Liability assumed in business combination	—	—	—	1,989

NRP Reports Record 2008 Results	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,928	$58,341
Restricted cash	—	6,240
Accounts receivable, net of allowance for doubtful accounts	31,883	27,643
Accounts receivable — affiliate	1,351	1,005
Other	934	1,009

Total current assets	124,096	94,238
Land	24,343	24,343
Plant and equipment, net	67,204	61,441
Coal and other mineral rights, net	979,692	1,030,088
Intangible assets	102,828	106,222
Loan financing costs, net	2,679	3,098
Other assets, net	498	601

Total assets	$1,301,340	$1,320,031

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$861	$2,606
Accounts payable — affiliate	365	104
Current portion of long-term debt	17,235	17,234
Accrued incentive plan expenses — current portion	3,179	3,993
Property, franchise and other taxes payable	6,122	6,415
Accrued interest	6,419	6,276

Total current liabilities	34,181	36,628
Deferred revenue	40,754	36,286
Accrued incentive plan expenses	4,242	6,469
Long-term debt	478,822	496,057
Partners’ capital:
Common units	727,965	731,113
General partner’s interest	15,148	14,177
Holders of incentive distribution rights	878	—
Accumulated other comprehensive loss	(648)	(699)

Total partners’ capital	743,341	744,591

Total liabilities and partners’ capital	$1,301,340	$1,320,031

NRP Reports Record 2008 Results	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net cash provided by operating activities	$70,813	$53,244	$229,956	$168,153
Less scheduled principal payments	—	—	(17,234)	(9,350)
Less reserves for future principal payments	(4,311)	(4,308)	(17,235)	(13,388)
Add reserves used for scheduled principal payments	—	—	17,234	9,400

Distributable cash flow	$66,502	$48,916	$212,721	$154,815

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